UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 22, 2011

CORPORATE RESOURCE SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-30734	80-0551965
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

160 Broadway 11th Floor, New York, NY		10038
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:   646-443-2380

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In accordance with the Amended and Restated Bylaws of Corporate Resource Services, Inc. (the  “Company”) and applicable Delaware law, on September 22, 2011, Norman Goldstein was removed without cause as a director of the Company by consent action of those holders of the majority of the Company’s issued and outstanding common stock.

On September 23, 2011, the Board of Directors of the Company (“Board”) elected Anthony John Polemeni, Ph.D as a director of the Company to fill the vacancy on the Board resulting from Mr. Goldstein’s removal. It is expected that the Board will name Dr. Polemni to the audit committee and the compensation committee of the Company, although the Board has not yet made such determination. As of the date of this report non-employee directors are not compensated for their services on the Board. Dr. Polemeni is an “independent director” in accordance with the independence standards of the NASDAQ Stock Market that are utilized by the Board in making director independence determinations.  There is no arrangement or understanding between Dr. Polemeni and any other person pursuant to which he was selected to be a director.  There is no family relationship between any director or executive officer of the Company and Dr. Polemni. The Company has not entered into any transaction with Dr. Polemeni since the beginning of the Company's last fiscal year.  There is no plan, contract, or arrangement maintained by the Company to which Dr. Polemeni is a party or in which he participates.

Dr. Polemeni is Vice President and Dean of Touro College, School of Education, Psychology and Health Sciences.  He is the President of the Negotiating Organization for Administrative Personnel for the Glen Cove School District in New York and he is certified as a Permanent NYS Superintendent, Permanent NYS High School Principal and a Permanent NYS High School Supervisor.  Dr. Polemeni graduated with a Ph.D from St. John’s University, an M.A. from Columbia University and a B.A. from St. Francis College.  In addition to his primary background in education, Dr. Polemeni has been a successful entrepreneur, starting up businesses in New Jersey.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Corporate Resource Services, Inc.

By:	/s/ Jay H. Schecter
Name:	Jay H. Schecter
Title:	Chief Executive Officer

Date:  September 23, 2011